Exhibit 3.1

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Vitaxel Group Limited

2. The articles have been amended as follows: (provide article numbers, if available)

Article 4 of the Amended and Restated Articles of Incorporation of the Corporation have been amended as set forth in Exhibit A attached hereto and made a part hereof by this reference.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date and time of filing: (optional)     Date:   June 12, 2017       Time:   4.00 pm EDT

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

Signature of Officer

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of Stale Amend Profit-After
Revised: 1-5-15

Exhibit A

Article 4 of the Corporation’s Amended and Restated Articles of Incorporation shall be amended and restated in its entirety to read the following:

ARTICLE IV

CAPITAL STOCK

4.1          Number of Authorized Shares: Par Value. The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares that the Corporation is authorized to issue is seventy-one million (71,000,000) shares, of which seventy million (70,000,00) shares shall be Common Stock, each having a par value of $0.000001, and one million (1,000,000) shares shall be Preferred Stock, each having a par value of $0.000001. As of the effective date of the filing of this Certificate of Amendment with the Nevada Secretary of State, (the “Effective Date”), the par value of the outstanding shares of Common Stock and Preferred Stock, without further action by the Corporation shall be increased to a value of $0.0001. As of the Effective Date, the total number of shares that the Corporation is authorized to issue is seventy-one million (71,000,000) shares, of which seventy million (70,000,000) shares shall be Common Stock, each having a par value of $0.0001, and one million (1,000,000) shares be Preferred Stock, each having a par value of $0.0001.

4.2          Preferred Stock. The preferred stock may be issued at any time or form time to time, in any one or more series, and any such series shall be comprised of such number of shares and may have such voting powers, whole or limited, or not voting powers, and such designations, preferences and relative, participating, options or other special rights and qualifications, limitations or restrictions thereof, including liquidation preferences, as shall be stated and expressed in the resolution or resolutions of the board of directors of the Corporation (the “Board of Directors”), with the Board of Directors being hereby expressly vested with such power and authority to the full extent now or hereafter permitted by law.

4.3          No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.